UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Noranda Aluminum Holding Corporation

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NOTICE OF 2011

ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Meeting Date: Tuesday, May 10, 2011

NORANDA ALUMINUM HOLDING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2011 at 10:00 a.m. EST

The Annual Meeting of Stockholders of Noranda Aluminum Holding Corporation will be held at the following location and for the following purposes:

Warwick New York Hotel

65 West 54th Street

New York City, NY 10019

1.	To elect four persons to serve as directors for a term of three years.

2.

To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the Noranda Aluminum Holding Corporation 2011 consolidated financial statements and internal control over financial reporting.

3.	To hold an advisory vote on executive compensation.

4.	To hold an advisory vote on whether the advisory vote on executive compensation should occur every one, two or three years.

5.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 11, 2011 will be entitled to notice of, and to vote at, the meeting or any adjournments.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

By Order of the Board of Directors,

/s/ GAIL E. LEHMAN

Gail E. Lehman

Vice President of Human Resources, General Counsel

and Corporate Secretary

Franklin, Tennessee

April 5, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2011: The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report to stockholders are available at: www.norandaaluminum.com.

NORANDA ALUMINUM HOLDING CORPORATION

PROXY STATEMENT

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

(615) 771-5700

PROXIES AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 10, 2011 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about April 5, 2011.

Each holder of record of our common stock at the close of business on March 11, 2011 is entitled to one vote per share. At the close of business on March 11, 2011, 66,826,561 shares of our common stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our 2011 consolidated financial statements, FOR approval of our executive compensation and for holding the advisory vote on executive compensation every THREE years.

The presence, in person or by proxy, of the holders of a majority of our outstanding shares entitled to vote generally in the election of directors constitutes a quorum. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Except as noted below, any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker “non-vote” is not counted for purposes of voting on any of the matters described above. A broker “non-vote” occurs when a broker holding shares in nominee or “street” name does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made by our employees through the mail, in person and by telephone. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding proxy materials to beneficial owners.

In this proxy statement, we will sometimes refer to our company as “Noranda HoldCo.” Our references to “Apollo” mean investment funds affiliated with, or co-investment vehicles managed materially by, Apollo Management L.P. (including Apollo Investment Fund VI, L.P. along with parallel investment funds), which we refer to as the “Apollo Funds” and which together constitute our controlling stockholder.

EXECUTIVE OFFICERS AND DIRECTORS

Listed below are the names, ages and positions held by each of our executive officers and directors:

Name	Age	Position
Layle K. Smith	56	President, Chief Executive Officer and Director
Robert B. Mahoney	57	Chief Financial Officer
Gail E. Lehman	51	Vice President of Human Resources, General Counsel and Corporate Secretary
Scott M. Croft	47	President of Norandal USA, Inc.
Peter Hartland	53	President of the Upstream Business
William H. Brooks	68	Director and Chairman of the Board
M. Ali Rashid	34	Director
Matthew R. Michelini	29	Director
Thomas R. Miklich	63	Director
Richard B. Evans	63	Director
Scott Kleinman	38	Director
Alan H. Schumacher	64	Director
Gareth Turner	47	Director
Robert Kasdin	52	Director
Matthew H. Nord	31	Director
Eric L. Press	45	Director

All executive officers serve at the discretion of the Board of Directors.

Layle K. Smith, 56, has been our President and Chief Executive Officer and a director since March 2008. From April 2007 to December 2007, Mr. Smith held the position of Executive Director with the Berry Plastics Corporation. He was Chief Executive Officer and a member of the Board of Directors of Covalence Specialty Materials Corporation from June 2006 until it merged under common Apollo control with Berry Plastics Corporation in April 2007. In his role as Chief Executive Officer of Covalence, Mr. Smith was responsible for the executive leadership of the company, including accountability for achieving overall financial results. After its merger with Berry Plastics Corporation, Covalence was operated as a division of Berry Plastics, and Mr. Smith continued to be responsible for financial results as Executive Director of Berry Plastics. Mr. Smith was President and Chief Operating Officer of Resolution Performance Products LLC, an Apollo portfolio company, from September 2004 until that company merged under common Apollo control with Hexion Specialty Chemicals Inc. in May 2005. Mr. Smith served as a Divisional President at Hexion until his departure in June 2006. From February 2002 to February 2004, Mr. Smith was Chief Executive Officer and Director of NxtPhase Corporation, a manufacturer of high voltage digital optical sensors, relays and recorders. A receiver was appointed for NxtPhase in 2004. In his senior management roles, Mr. Smith was responsible for the executive management and operations of the company, including responsibility for achieving overall financial results. Previously, Mr. Smith held positions at Ballard Power Systems and The Dow Chemical Company. Mr. Smith graduated in 1981 from Harvard University with an MBA and in 1977 with a BA in Chemistry.

Mr. Smith’s intimate knowledge of our company, gained through his tenure as our Chief Executive Officer, coupled with his extensive management experience, enables him to provide important insights to our Board of Directors regarding our operations, including finance, production, marketing, strategic planning and risk assessment.

Robert B. Mahoney has been our Chief Financial Officer since May 2009. Prior to joining our Company, he most recently was Chief Executive Officer of Hi-P International Limited in Shanghai China, a publicly traded (Singapore Exchange Ltd.) supplier of plastic injection components and stamped parts, from 2007 to 2009. From 1995 to 2007, Mr. Mahoney was employed by Molex Inc. in a number of operating and financial positions. He was Chief Financial Officer of Molex from 1996 through 2003 and Executive Vice President and President of Molex Asia from 2003 through 2007. Mr. Mahoney received a BA in Economics and History from the University of Virginia and an MBA from the Graduate School of Business Administration at the University of Michigan.

Gail E. Lehman has been our General Counsel and Corporate Secretary since January 2010. In February, 2011, Ms. Lehman also assumed the role of Vice President of Human Resources. Prior to joining our company, she most recently was Vice President, General Counsel and Corporate Secretary of Hawker Beechcraft Corporation, a manufacturer of general aviation aircraft in Wichita, Kansas, from July 2007 until August 2008. From April 2006 until May 2007, Ms. Lehman served as Vice President, General Counsel and Corporate Secretary of Covalence Specialty Materials Corporation. From November 2001 through April 2006, Ms. Lehman was the Assistant General Counsel, Treasury and Finance, and Assistant Secretary for Honeywell International Inc. From 1993 through November 2001, Ms. Lehman held various positions of increasing responsibility in the Law Department of Honeywell International Inc. and its predecessor, AlliedSignal Inc. Before joining AlliedSignal, Ms. Lehman was an associate with the law firm of Lowenstein, Sandler in Roseland, New Jersey. Ms. Lehman holds a BA and M.Ed. from Rutgers University and a JD from Rutgers Law School in Newark, New Jersey.

Scott M. Croft has been President of the Rolling Mills division since 2006 and has been the President and a director of Norandal USA, Inc., our wholly owned subsidiary, since March 2006. His previous assignments with our predecessors include Site Manager of our Huntingdon, Tennessee facilities from 2002 to 2006, Director of Foil Operations from 2001 to 2002, Plant Manager at our Salisbury, North Carolina facility from 1995 to 2000 and Production Manager at Huntingdon, Tennessee from 1993 to 1995. Mr. Croft holds a BS in Metallurgical Engineering from the University of Pittsburgh and an MBA from Syracuse University.

Peter J. Hartland has been President of the Noranda Upstream division since December 2010. Prior to joining our Company Mr. Hartland had 25 years of combined service with Hexion Specialty Chemicals Inc. and one of its predecessor companies, Borden Chemicals Inc. Mr. Hartland served as President of the Coatings and Inks division of Hexion during 2009 and as Vice President of Hexion’s Global Phenolic Resins business from 2005 to 2006. Prior to 2005, Mr. Hartland served as European Managing Director, for Borden Chemicals’ European operations, based in the United Kingdom, from 2001 to 2005. Mr. Hartland is an industrial chemist by training.

William H. Brooks has been a director since July 2007 and Chairman of the Board of Noranda HoldCo since March 2008. Mr. Brooks was the President and Chief Executive Officer of Noranda HoldCo from May 2007 until he retired in March 2008. Prior to serving as our President and Chief Executive Officer, he was President of the Aluminum Business, President of the Rolling Mills Division, President of Primary Products Division and Plant Manager at our Huntingdon, Tennessee facility East and West. Mr. Brooks has 30 years of experience in the aluminum industry, including 22 years with Noranda Aluminum. Mr. Brooks holds a BS in Business from Cleveland State University and an MBA from the University of Tennessee. He is a Certified Public Accountant.

Having served as our former Chief Executive Officer and in a variety of senior management positions within our company, Mr. Brooks has extensive knowledge of all facets of our day-to-day operations. In addition, he has acquired a wealth of knowledge from over 30 years of experience in the aluminum industry, enabling him to provide important insights in evaluating our priorities and challenges.

M. Ali Rashid became a director in May 2007. Mr. Rashid is a partner of Apollo. He has been employed with Apollo since 2000. Prior to that time, Mr. Rashid was employed by the Goldman Sachs Group in the Financial Institutions Group of its Investment Banking Division. Mr. Rashid serves on the board of directors of Metals USA Holdings Corp., Quality Distribution, Inc. and Realogy Corporation. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a BS in Business Administration.

Mr. Rashid has over eight years experience in financing, analyzing and investing in public and private companies. He has participated in numerous transactions across various segments of the metals industry and, as a result, has developed significant skill in identifying opportunities for, negotiating, and managing private equity investments in this industry. He worked with the Apollo diligence team for the acquisition of our business and has worked closely with our management following the acquisition.

Matthew R. Michelini has been a director of Noranda HoldCo since March 2007. Mr. Michelini is a principal of Apollo. Mr. Michelini joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the mergers and acquisitions group of Lazard Frères & Co. from 2004 to 2006. Mr. Michelini also serves on the board of directors of Metals USA Holdings Corp. and Athene Holding Ltd. Mr. Michelini graduated from Princeton University with a BS in Mathematics and a Certificate in Finance.

Mr. Michelini has significant experience identifying opportunities for, negotiating, and managing private equity investments on behalf of Apollo, and has over five years of experience financing, analyzing and investing in public and private companies. He has worked with an Apollo diligence team on several potential transactions in the metals and mining sector, including the acquisition of our business. In addition, he is also on the Apollo team responsible for monitoring other Apollo sponsored metals and mining companies, and in this role he works closely with our management.

Thomas R. Miklich has been a director since January 2008. He has been Vice President and Chief Financial Officer of Ferro Corporation since July 2010. He was a director, from 2002 to 2007, and Chief Financial Officer, from 2005 to 2007, of Titan Technology, Inc., a private IT consulting and outsourcing company. Mr. Miklich also was a director, from 1994 to 2002, and Chief Financial Officer, from 2002 to 2004, of OM Group, Inc., a specialty chemical company. He also served as Chief Financial Officer for The Sherwin-Williams Company from 1986 to 1991, and Chief Financial Officer of Invacare Corporation from 1993 to 2002. Mr. Miklich also is a director of Quality Distribution, Inc., and served as a director of United Agri Products from 2005 to 2007, as well as Chairman of United Agri Products Audit Committee.

Mr. Miklich’s extensive financial and legal experience enables him to provide to our Board of Directors valuable insights with regard to financial and legal issues, and also makes him a valued member of the Audit Committee.

Richard B. Evans became a director in March 2010. He is currently Non-Executive Chairman of AbitibiBowater, a forest products company based in Montreal, and an independent director of CGI, an IT consulting and outsourcing company. He retired in April 2009 as an Executive Director of London-based Rio Tinto plc and Melbourne-based Rio Tinto Ltd., and as Chief Executive Officer of Rio Tinto Alcan, a wholly-owned subsidiary of Rio Tinto and the world’s leading producer of aluminum. Previously, Mr. Evans was President and Chief Executive Officer of Montreal-based Alcan Inc. from March 2006 to October 2007, and led the negotiation of the acquisition of Alcan by Rio Tinto in October 2007. He was Alcan’s Executive Vice President and Chief Operating Officer from September 2005 to March 2006. Prior to joining Alcan in 1997, he held various senior management positions with the Kaiser Aluminum and Chemical Company during his 27 years with that company. Mr. Evans also is currently an Executive in Residence and Advisory Board member at the McGill University Faculty of Business, and is a member of the Advisory Board of the Global Economic Symposium based in Kiel, Germany. He is a past Chairman of the International Aluminum Institute (IAI) and is a past Chairman of the Washington, DC-based U.S. Aluminum Association. He previously served as Co-Chairman of the Environmental and Climate Change Committee of the Canadian Council of Chief Executives and as a member of the Board of USCAP, a Washington, DC-based coalition concerned with climate change.

Mr. Evans’ 40 years in the aluminum industry has provided him with extensive experience in executive management, including experience in engineering, operations, sales and strategy. His industry-specific knowledge, enhanced by his global perspective with respect to the aluminum market gained as a board member of the IAI, enables him to provide valuable insights to management and to the Board with respect to both global and domestic aspects of the aluminum industry. Moreover, Mr. Evans’ financial experience in his past management positions make him well qualified to serve on the Audit Committee.

Scott Kleinman has been a director since December 2007. Mr. Kleinman is a partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Momentive Performance Materials, Inc., Realogy Corporation and Verso Paper Corp and serves on the board of LyondellBasell Industries NV. Mr. Kleinman received a BA from the University of Pennsylvania and a BS from the Wharton School of Business, where he graduated magna cum laude and Phi Beta Kappa, respectively.

Mr. Kleinman brings to Noranda his experience in identifying opportunities for, negotiating, and managing private equity investments on behalf of Apollo. He has led various diligence teams and overseen Apollo’s investments in several industrial and commodity companies, and has spent significant time advising corporate managers in his capacity as a director of Apollo-controlled companies. He also has over 16 years of experience financing, analyzing and investing in public and private companies.

Alan H. Schumacher has been a director since January 2008. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can Group, Inc. and its subsidiary, American National Can Company, most recently serving as Executive Vice President and Chief Financial Officer of American National Can Group, Inc. Mr. Schumacher is currently a member of the Federal Accounting Standards Advisory Board. He is a director of BlueLinx Holdings, Inc., Quality Distribution, Inc., EAF, LLC, School Bus Holdings, Inc. and North American Bus Industries.

Mr. Schumacher’s past service as the Chief Financial Officer of American National Can Group, Inc., in addition to various other financial positions with that company, and his membership on the Federal Accounting Standards Advisory Board, enables him to provide important insights to our Board of Directors on matters affecting finance and accounting, strategic planning and risk management, and makes him well-qualified to serve as Chairman of the Audit Committee.

Gareth Turner has been a director since May 2007. Mr. Turner joined Apollo in 2005 and is based in London. From 1997 to 2005, Mr. Turner was employed by Goldman Sachs as a Managing Director in its investment banking group and based in London from 2003 to 2005, Mr. Turner was head of the Global Metals and Mining Group and managed the firm’s investment banking relationships with the major companies in the sector. He has a broad range of experience in both capital markets and M&A transactions. Prior to joining Goldman Sachs, Mr. Turner was employed at Lehman Brothers from 1992 to 1997, and prior to this, he worked for Salomon Brothers from 1991 to 1992 and RBC Dominion Securities from 1986 to 1989. Mr. Turner serves on the board of directors of CEVA Group plc; Apollo Management International LLP; The Monier Group; and the holding company for Alcan Engineered Products. Mr. Turner graduated from the University of Western Ontario with an MBA with Distinction in 1991 and from the University of Toronto with his BA in 1986.

Mr. Turner has considerable experience completing and managing private equity investments on behalf of Apollo and is a senior partner based in London, which is an important financial center for the metals industry. He has been actively involved in the aluminum sector as an advisor to many of the major aluminum and mining companies during his career and assists Noranda HoldCo in the evaluation of various strategic options for the company. With over 20 years experience, financing, analyzing and investing in public and private companies, many of which were in the metals and mining sector, Mr. Turner also provides valuable insight to the Company’s Board of Directors on various capital markets issues. Mr. Turner worked with the Apollo diligence team for the Noranda acquisition and has worked closely with the management of the Company since the acquisition date.

Robert Kasdin has been a director since February 2008. Mr. Kasdin has been Senior Executive Vice President of Columbia University since September 2002. Prior to joining Columbia University, he served as the Executive Vice President and Chief Financial Officer of the University of Michigan, Treasurer and Chief Investment Officer for The Metropolitan Museum of Art in New York City, and Vice President and General Counsel for Princeton University Investment Company. Mr. Kasdin started his career as a corporate attorney at Davis Polk & Wardwell. He is a trustee of the National September 11 Memorial and Museum. Mr. Kasdin earned his AB from Princeton and his JD from Harvard Law School.

In his current role at Columbia University as well as in prior professional positions, Mr. Kasdin has been responsible for leading large-scale, complex organizations. His experience enables him to provide helpful insights to the Board of Directors on a variety of matters, including budgeting, strategic planning and compliance.

Matthew H. Nord has been a director since March 2007. Mr. Nord is a partner of Apollo and has been associated with Apollo since 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the board of directors of Affinion Group Inc.; Hughes Telematics, Inc.; SOURCECORP, Inc.; Evertec, Inc.; and the holding company for Alcan Engineered Products. Mr. Nord received a BS in Economics from the Wharton School of the University of Pennsylvania.

Mr. Nord has over nine years experience in financing, analyzing and investing in public and private companies, including significant experience making and managing private equity investments on behalf of Apollo. He has worked on numerous metals industry transactions at Apollo, particularly in the aluminum sector. Together with Mr. Press, he led the Apollo diligence team for the acquisition of our business and has worked closely with our management since the acquisition.

Eric L. Press has been a director since March 2007. Mr. Press is a partner of Apollo and has been associated with Apollo since 1998. Prior to joining Apollo, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press has been engaged in a broad range of Apollo’s lodging, leisure and entertainment investment activities, as well as Apollo’s investments in basic industries and financial services. Mr. Press serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Athene Re, Prestige Cruise Holdings, Affinion Group, Metals USA Holdings Corp., Caesars Entertainment, Inc. and Verso Paper Corp. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Review.

Mr. Press has approximately 20 years of experience in the process of financing, analyzing, investing in and advising public and private companies and their boards of directors. He is one of the leaders of Apollo’s private equity investments in metals and mining and has considerable experience making and managing private equity investments on behalf of Apollo. Together with Mr. Nord, he led the Apollo diligence team for the acquisition of our Company’s business and has worked closely with our management since the acquisition.

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, four directors will be elected to serve until the 2014 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

Under the amended and restated securityholders agreement among Noranda HoldCo, dated as of May 19, 2010, Apollo and management employees who hold our common stock or options to acquire our common stock, except as otherwise required by applicable law, if Apollo continues to hold (1) at least 30 percent but less than 50 percent of our outstanding common stock, it will have the right to designate at least six director nominees; (2) at least 20 percent but less than 30 percent of our outstanding common stock, it will have the right to designate at least five director nominees; and (3) at least 10 percent but less than 20 percent of our outstanding common stock, it will have the right to designate at least four director nominees. The number of director nominees Apollo has a right to designate based on the share ownership levels described above will decrease to at least four, three and two, respectively, if the Board of Directors decreases the size of the Board of Directors to nine or fewer directors. Once Apollo owns less than 10 percent of our outstanding common stock, it will no longer have any right to designate directors. Except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on Noranda HoldCo’s Board of Directors caused by the departure of a director who was designated by Apollo.

In considering individuals, other than affiliates of Apollo, as designees recommended for nomination as directors, our Nominating and Governance Committee seeks persons who collectively possess the range of attributes described below under “Corporate Governance — Nominating and Governance Committee”. The Nominating and Governance Committee and the Board believe that the nominees listed below collectively possess these attributes, which, together with the respective experience and attributes of our directors described in the biographical summaries below, make each of our directors well qualified to serve on our Board.

We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is provided below.

The following directors are standing for election for a term expiring in 2014:

William H. Brooks

M. Ali Rashid

Matthew R. Michelini

Thomas R. Miklich

The Board of Directors recommends a vote FOR the election of each of the above-named nominees.

The remaining directors’ terms expire as follows:

Current Term Expires in 2012:	Current Term Expires in 2013:

Richard B. Evans Scott Kleinman Alan H. Schumacher Gareth Turner	Robert Kasdin Matthew H. Nord Eric L. Press Layle K. Smith

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines relating to director qualifications and responsibilities, Board committees, director access to officers and employees, director compensation and other matters relating to our corporate governance, are available on the Investor Relations pages of our website, www.norandaaluminum.com. Also available on the Investor Relations pages are other corporate governance documents, including our Code of Business Conduct and Ethics and the charters of the Compensation Committee, Audit Committee and Nominating and Governance Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Director Independence

The Board has affirmatively determined that Messrs. Evans, Schumacher, Miklich and Kasdin are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards. The Board has further determined that each of the members of the Audit Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to audit committee members.

Messrs. Smith and Brooks are not considered independent due to their respective current and past employment relationships with us, and Messrs. Press, Turner, Rashid, Nord, Michelini and Kleinman are not considered independent due to their relationship with Apollo, our largest stockholder. As Apollo controls a majority of our voting stock, we qualify as a “controlled company” under NYSE listing standards and, accordingly, we are exempt from its requirements to have a majority of independent directors and a nominating/corporate governance committee and a compensation committee each composed entirely of independent directors.

Executive Sessions of Non-Management Directors

The independent directors meet at regularly scheduled executive sessions outside of the presence of the directors who are not independent. Mr. Schumacher presides over the executive sessions of the independent directors.

Board Leadership Structure and Role in Risk Oversight

The Board has no policy with respect to the separation of the officers of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interest of our company for the Board to make a determination when it elects a new chief executive officer.

Currently, the positions of Chairman and Chief Executive Officer have been separated. Our Board Chairman is William H. Brooks, who was our President and Chief Executive Officer from May 2007 until March 2008, and previously served Noranda Aluminum in various capacities for over 20 years. Mr. Brooks initially agreed to serve as our Chairman at Apollo’s request. See “Executive Compensation — Compensation Discussion and Analysis — Director Compensation — Former Compensation Agreement with Mr. Brooks.” We believe that Mr. Brooks’ leadership skills, coupled with his intimate knowledge of the aluminum industry, make him well qualified to serve as our Chairman at this time.

Management of risk is the direct responsibility of the Chief Executive Officer and other members of the Noranda Executive Team. Our Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by the company, determined how those risks will evolve over time, and developed the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board regularly reviews information regarding operations, safety performance, cash and financial management, productivity, growth initiatives, and the risks associated with each. In addition, the Board develops an annual operating plan with management that takes into account key risks and opportunities. Several review sessions between management and the Board are conducted as part of the process to develop the operating plan, during which a thorough discussion of these risks and adequate risk mitigation efforts are undertaken.

Although the Board is ultimately responsible for overseeing the company’s risk management efforts, the Board relies on its committees to assist with specific areas of risk oversight. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•

The Audit Committee oversees risks relating to the financial statements and financial reporting processes, as well as internal controls, key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. At least two times a year, the Audit Committee receives a risk update, which focuses on the company’s risk assessment and risk management policies and processes. In addition, the Audit Committee annually conducts an assessment of compliance issues and programs.

•	The Environment, Health and Safety Committee oversees risks related to the company’s safety programs, public policy initiatives, the environment and similar matters.

•

The Compensation Committee oversees risks associated with the company’s compensation policies and programs, management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

•

The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes, board organization, membership, and risks arising from related party transactions.

In 2011, in addition to the processes outlined above, the company will undertake a comprehensive enterprise risk management (“ERM”) process to aggregate, monitor, measure and manage risk. The company has established a Risk Committee, led by the Chief Executive Officer and comprised of other members of senior management. The ERM process will be conducted jointly by the Vice President and General Counsel and the Director of Internal Audit, at the direction of the Risk Committee. Data and risk mitigation plans will be compiled and reviewed with the Risk Committee. As a result of the ERM activities, an annual Risk Report will be presented to the Board, beginning in 2011.

Compensation Programs and Risk

Our cross-disciplinary risk management function monitors risk generally, including the relationship between risk and compensation, and the compensation committee reviews with management the relationship between the compensation programs across our organization and risk management on a periodic basis. We have concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this determination, we are especially focused on the balanced and diversified compensation program that we maintain. The program includes meaningful components that do not promote risk, such as market-appropriate base salaries and deferred compensation and pension arrangements, as well as performance-based incentives that should promote a healthy, but not excessive, amount of risk taking. In this regard, we also believe that our actual incentive metrics and the use of multiple metrics ensures that executives are incentivized only to take risks that are in the interests of our stockholders and other constituents.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the independent directors as a group, may direct a written communication, addressed to the Board, or to the independent directors at: Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. Alternatively, communication may be sent to NorandaBoard@noralinc.com. Correspondence will be logged in and forwarded to the director presiding over executive sessions of the independent directors.

Board of Directors Meetings and Board Committees

During 2010, the Board of Directors met 9 times. There are five standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Executive Committee and the Environmental, Health and Safety Committee, each described below. All directors, with the exception of M. Ali Rashid, attended at least 75 percent of the total number of meetings held by the Board of Directors and all committees of the Board on which such director served. Mr. Rashid attended 63% of all meetings. We expect all directors to attend the Annual Meeting absent exceptional circumstances. All directors who were directors at the time attended the 2010 Annual Meeting of Stockholders, which occurred prior to the time our common stock became publicly traded.

Audit Committee. The members of the Audit Committee are Alan Schumacher (Chairman), Richard Evans and Thomas Miklich. During 2010, the Audit Committee met 11 times.

The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our consolidated financial statements;

•	the retention, independence, qualifications, performance and compensation of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters, including our Code of Business Conduct.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by contacting Listen Up via telephone at 1-866-398-0010 or via the internet at www.listenupreports.com. The complaints and submissions will be logged by Listen Up and forwarded to the members of the Audit Committee.

The Board has determined that Messrs. Schumacher and Miklich are “audit committee financial experts” within the meaning of Securities and Exchange Commission regulations.

Compensation Committee. The members of the Compensation Committee are Eric L. Press (Chairman) and Matthew H. Nord. During 2010, the Compensation Committee met 9 times. The principal duties and responsibilities of the Compensation Committee are:

•

to annually review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate his performance in light of those goals and approve his compensation level based on this evaluation;

•	at least annually, to review and approve the annual base salaries and annual incentive opportunities of our executive officers;

•

as and when appropriate, to review and approve incentive awards and opportunities, employment agreements, severance arrangements and change-in-control arrangements affecting elements of compensation, in each case as they affect our executive officers, as well as compensation and benefits for former executive officers;

•

to review the Compensation Discussion and Analysis required to be included in our proxy statement and determine whether or not to recommend to the Board of Directors that the Compensation Discussion and Analysis be so included;

•	to prepare an annual Compensation Committee report required to be included in our proxy statement; and

•

together with the Company’s senior risk officers and general counsel, to annually review our employee compensation programs to determine whether any risk arising from the compensation programs is reasonably likely to have a material adverse effect upon our company.

The Compensation Committee also considers the executive compensation recommendations as well as the comparative data provided by Towers Watson and Co., a compensation consultant engaged directly by the Compensation Committee that we refer to below as “Towers Watson”. We paid a total of $427,725 in fees to Towers Watson for consulting work relating to the company’s health and welfare plans, its pension plans, and for actuarial work performed by Towers Watson. During the same time period, we paid a total of $43,104 to Towers Watson for executive compensation consulting performed on behalf of the Compensation Committee. The Compensation Committee also considered information regarding pay practices of publicly traded companies and recommendations of Semler Brossy Consulting Group LLC, which we refer to as “Semler Brossy,” a compensation consultant engaged by Noranda HoldCo. During 2010, Semler Brossy did not provide any other services to us.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are Matthew Nord (Chairman) and Eric Press. During 2010, the Nominating and Governance Committee met one time.

The principal duties and responsibilities of the Governance and Nominating Committee are:

•	to seek individuals qualified to become board members and to recommend the director nominees for consideration at the annual meeting of stockholders;

•	to recommend director nominees for each committee of the Board of Directors;

•	to review annually and make recommendations to the Board of Directors with respect to director compensation;

•	to report to and discuss with the Board of Directors an annual assessment of the Board’s performance;

•	to review the adequacy of our Corporate Governance Guidelines; and

•	to review our succession planning and make an annual report to the Board of Directors on our succession planning.

When considering individuals to recommend for nomination as directors, the Nominating and Governance Committee considers the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Governance Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Nominating and Governance Committee will consider stockholder recommendations for director candidates. Stockholder recommendations of candidates should be submitted in writing to: Noranda Aluminum Holding Corporation., 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. In order to enable consideration of the candidate in connection with our 2012 Annual Meeting, a stockholder must submit the following information no earlier than January 11, 2012 and no later than February 10, 2012: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; (iii) the consent of the candidate to serve as a director and (iv) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. We will notify the stockholder proponent of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The procedures described above relate only to stockholder recommendations for director candidates to be considered by the Nominating and Governance Committee. If you wish to formally nominate a candidate, you must follow the procedures set forth in our By-Laws. See “Stockholder Proposals and Nomination of Director Candidates” below.

Executive Committee. The members of the Executive Committee are Layle K. Smith (Chairman), Matthew H. Nord, and Eric L. Press. During 2010, the Executive Committee met two times. The principal duties and responsibilities of the executive committee are:

•	subject to applicable law, to exercise the powers and the duties of the Board of Directors between board meetings and while the Board of Directors is not in session; and

•	to implement the policy decisions of the Board of Directors.

Environmental, Health and Safety Committee. The members of the Environmental, Health and Safety Committee are William H. Brooks (Chairman), Layle K. Smith, Gareth Turner and Scott Kleinman. During 2010, the Environmental, Health and Safety Committee met one time.

The principal duties and responsibilities of the Environmental, Health and Safety Committee are as follows:

•	to review our policies, practices and programs with respect to the management of environmental, health and safety affairs, including those related to sustainability and natural resource management;

•	to monitor our compliance with environmental, health and safety laws and regulations, and our policies relating thereto; and

•

to receive reports from management regarding significant legislation or regulations, judicial decisions, treaties, protocols, conventions or other agreements, public policies or medical or other scientific developments involving environmental, health and safety issues that will or may have an effect on our business.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all employees of Noranda Aluminum Holding Corporation and its worldwide subsidiaries. Among other things, the Code of Business Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Business Conduct provides for the prompt internal reporting of violations to an appropriate person identified in the Code of Business Conduct and contains provisions regarding accountability for adherence to the Code of Business Conduct. The Code of Business Conduct is available on the Investors page of our website at www.norandaaluminum.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct by making disclosures concerning such matters available on the Investor Relations pages of our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we discuss the compensation paid or awarded for 2010 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

Objectives of Compensation Program

We designed our compensation program to retain our executives, motivate them to achieve specific financial objectives and to align their interests with our stockholders. In addition, we intend that our compensation program promote strong governance of our company, excellent cash management, long-term earnings growth and safety performance.

Our Process for Determining Compensation in 2010

Prior to the consummation of our initial public offering in May 2010, over 95% of our outstanding common stock was owned by Apollo, and Apollo continues to own a significant majority of our common stock. Our compensation structure prior to our public offering reflected policies and practices used by Apollo in its private investments, including a long-term strategy involving investments in our common stock by executives and the grant of stock options that, in most cases, covered a number of underlying shares that were determined based upon the number of shares purchased by the executives. However, following the completion of our initial public offering of common stock and as discussed in more detail below, we determined that our long term incentive compensation structure was not in line with other publicly traded companies. Therefore, we intend to modify our long-term incentive strategy in 2011.

In 2010, our Compensation Committee reviewed and approved all compensation paid to our executives. Generally, the Compensation Committee seeks to provide total cash compensation, which includes salary and target bonuses under our inventive compensation plan that is at or near the 50th percentile of the competitive marketplace.

The Compensation Committee retained Towers Watson to provide broad-based executive compensation surveys that provide useful information regarding pay practices of a large sample of industrial companies. The Compensation Committee also reviewed data regarding peer companies in our industry. These companies included:

• Carpenter Technology Corporation	• Olympic Steel, Inc.

• Castle (AM) and Company	• Cliffs Natural Resources, Inc.

• Century Aluminum Company	• OM Group, Inc.

• Graftech International, Ltd.	• Quanex Building Products Corporation

• Kaiser Aluminum Corporation	• Schnitzer Steel Industries, Inc.

However, while the Compensation Committee considers practices of the peer companies when it deliberates on compensation decisions, it does not mechanically benchmark our pay relative to specific comparative levels among these peer companies, as there are significant size and scope variations between our company and the peer companies. Instead, the Compensation Committee relied primarily, for benchmarking purposes, on the Towers Watson survey data referenced above, which include pay data from both public and private companies. Data collected from the surveys, which cover hundreds of companies, does not relate to specifically-named peer organizations, but rather reflects data for companies within objectively defined parameters, most significantly including corporate revenue levels.

Following the completion of our initial public offering of common stock, we retained Semler Brossy, a national compensation consulting firm that advises many public companies, to provide information regarding pay practices for executives at public companies. Semler Brossy also was asked to recommend any necessary adjustments to align executive compensation with public company competitive norms. While Semler Brossy determined that cash compensation for our executives generally is competitive, it recommended, beginning in 2010, institution of an annual equity program involving awards of time-based and performance-based restricted stock units as the principal vehicle for equity compensation. In addition, Semler Brossy provided recommendations regarding public company practices with respect to change-in-control and severance terms for our executives. Semler Brossy’s recommendations were based on Towers Watson’s data and on data relating to our peer group, expanded to include Cliffs Natural Resources, Inc. and Schnitzer Steel Industries, Inc.

After consideration of the Semler Brossy recommendations and consultation with Towers Watson, the Compensation Committee determined generally to defer any action on long-term executive compensation until 2011, while generally accepting the recommendations regarding change-in-control and severance terms and entering into agreements with the named executive officers embodying the terms set forth in the recommendations, described below under “Compensation Discussion and Analysis — Ongoing and post-employment consideration — Change in Control and Severance Arrangements Under the Executive Term Sheets.” In determining to defer action on long-term compensation, the Compensation Committee considered that most of our executives were provided an opportunity to make meaningful investments in our common stock and receive related grants of stock options prior to our initial public offering. However, the Compensation Committee determined to provide a restricted stock unit grant to the named executive officer that did not previously invest in our common stock or receive any grant of stock options. We intend to begin an annual cycle of restricted stock unit grants in 2011.

2010 Compensation

Base Salaries. In setting executive officers’ base salaries, the Compensation Committee considers the executive officers’ position within our company and our subsidiaries, the scope of their responsibilities, the period during which they have been performing those responsibilities and their overall performance. Base salaries are reviewed on an annual basis, and are adjusted from time to time to realign salaries with market levels after taking into account the factors described above.

In October 2010, the Compensation Committee determined to adjust the base salaries of the named executive officers, effective July 1, 2010. The Committee determined to increase Mr. Smith’s base salary to $900,000, which is somewhat higher than the median when viewed against comparable executives at peer companies. However, the increase which, among other things, is designed to enable us to retain Mr. Smith’s services, reflects the Compensation Committee’s recognition of his effort and achievement since joining our company and of his critical role in the successful completion of the company’s initial public offering of common stock in 2010, as well as his significant oversight with respect to key issues such as our Missouri power contract and renegotiation of our fiscal regime arrangement with the Government of Jamaica. In determining to increase Mr. Lorentzen’s salary to $550,000, the Compensation Committee noted Semler Brossy’s observation that Mr. Lorentzen’s base salary was well below the median salary of similarly situated executives. In the case of Mr. Croft, the Compensation Committee considered Semler Brossy’s observation that his salary was only at approximately the 25th percentile of the surveyed executives in similar positions. Moreover, the Compensation Committee considered that Mr. Croft has had primary direct responsibility for our flat rolled products segment since 2006 and has performed notably in that capacity. In particular, the Compensation Committee recognized outstanding improvements in performance of the flat rolled products segment in the period from July 1, 2009 to July 1, 2010. Therefore, the Compensation Committee determined to increase Mr. Croft’s salary to $275,000, which was approximately equal to the median of the competitive market identified by Semler Brossy.

2010 Annual Incentive Plan. The Compensation Committee approved the performance metrics for the 2010 Annual Incentive Plan, which, with respect to senior executives, subsequently was incorporated into our Senior Executive Bonus Plan in March 2010. The metrics for 2010 were designed to be standardized for four of our business segments to the extent we deemed practical (a fifth segment, corporate, principally reflects our corporate–level expenses and is not separately referenced in annual incentive plan metrics). In addition, we selected metrics that we believed would reflect successful implementation of our strategy, so that superior performance is incentivized and rewarded. All of our employees participate in our annual incentive plan. We favor this approach because it aligns all employees with our company-wide goals, which we believe improves employee morale and motivation.

The standardization of our metrics, coupled with our determination in 2010 to divide our three reportable segments into five distinct segments resulted in an increase in the total number of metrics addressed by the plan. We previously reported three segments: upstream, downstream, and corporate. We have now identified five reportable segments, with the components previously comprising the upstream segment now representing three segments: primary aluminum products, alumina refining, and bauxite. The downstream segment is now referred to as the flat rolled products segment. Except as noted below, each of the following metrics was applied to each segment (other than the corporate segment, which is not separately addressed in the annual incentive plan), weighted as indicated in the respective descriptions below.

Adjusted EBITDA Cost — (50% weighting for the Bauxite, Alumina Refining and Primary Aluminum Products Segments) — Adjusted EBITDA cost consists of the costs to produce a metric tonne of bauxite or alumina, or a pound of aluminum, if applicable, adjusted to correspond to “EBITDA,” as defined in our debt agreements (generally, these further adjustments eliminate related party management fees paid to Apollo, business optimization expenses and restructuring charges, certain charges resulting from the use of purchase accounting in connection with the transaction whereby Noranda became sole owner of our wholly owned alumina refinery in Gramercy, Louisiana and our bauxite mining operation in Jamaica, and other specified items of income or expense). We selected this measure because Adjusted EBITDA cost is used to measure the efficiency and cost effectiveness of the Company’s manufacturing assets.

Enterprise Adjusted EBITDA — (20% weighting) — Enterprise Adjusted EBITDA represents consolidated net income before income taxes, net interest expense and depreciation and amortization, further adjusted to correspond to “EBITDA,” as defined in our debt agreements. We believe Enterprise Adjusted EBITDA is an important metric that should be a component of the award opportunity for employees in all segments because it underscores a principal objective for our company and employees, namely the ability of our company, as a consolidated enterprise, to realize a meaningful return from the sale of our products. It also provides an indication of our ability to realize efficiencies in operating our business. In addition, this metric is related to metrics that are relevant to our debt agreements.

Segment Adjusted EBITDA — (50% weighting for the Flat Rolled Products segment) — Segment Adjusted EBITDA is calculated in the same manner as described above for Enterprise Adjusted EBITDA, but is based on Flat Rolled Products Segment profit (loss) rather than our consolidated net income before income taxes, and is subject only to those adjustments applicable to each segment. We include this measure because it is a reliable indicator of the overall performance of our segments.

Safety — (15% weighting) — We measure safety performance using the Total Recordable Injury Frequency rate, or “TRIF.” TRIF measures the number of work related injuries that require a certain level of medical treatment per 200,000 hours worked, including, but not limited to, lost time injuries. We selected this measure because we believe that safety is an important measurement of performance for any manufacturing company. In addition, we believe that the increased efficiency and cost reduction achieved as a result of improved safety performance is critical to the success of our company.

Free Cash Flow — (10% weighting) — Free cash flow is defined as, the aggregate of (i) Adjusted EBITDA, plus or minus (ii) changes in working capital (exclusive of cash), minus (iii) capital expenditures plus or minus (iv) any adjustments related to fluctuations in LME aluminum prices from the time of inventory purchase to the time of sale. We believe this measure provides a useful indicator of our ability to manage invested capital and generate cash.

Working Capital as a Percentage of Sales — (5% weighting) — Working capital is defined as accounts receivable plus inventory less accounts payable, but with respect to specific adjustments for each segment individually. This metric is calculated as the simple average of the four quarterly data points, where the quarter-end working capital is divided by annualized revenue based on sales in the final month of the quarter. We selected this metric because we believe the ability to control accounts receivable, inventory and accounts payable are key elements in effective working capital management.

The target award for each of the named executive officers under the plan was based on a percentage of their annual salary, which generally reflects negotiations between the executive and the company at the commencement of their employment with us. Salary percentages and target awards were as follows for 2010:

	Target award as a percentage of salary	Target award
Name	%	$
Layle K. Smith	100	825,000
Kyle D. Lorentzen	*	348,173
Robert B. Mahoney	60	229,500
Gail E. Lehman	60	171,000	**
Scott M. Croft	50	129,862

*	Mr. Lorentzen’s target award was based on 65% of his base salary from January 1, through June 30, 2010 and 75% of his base salary for the remainder of the year.
**	Ms. Lehman’s target award was prorated for the portion of the year that she was employed by the Company.

Targets were set for each metric based on amounts that were budgeted early in 2010. Actual achievement and targets, respectively, for certain metrics were as follows:

	Target amount	Actual amount
Metric	$	$
Enterprise Adjusted EBITDA	232.0 million	279.7(1) million
Flat Rolled Products Adjusted EBITDA	36.7 million	44.9(2) million
Bauxite Adjusted EBITDA Cost	20.68 per Mt	21.45 per Mt
Alumina Refining Adjusted EBITDA Cost	273.42 per Mt	280.42 per Mt
Integrated Upstream Adjusted EBITDA Cost	0.71 per lb	0.73 per lb

(1)	Enterprise Adjusted EBITDA was adjusted $53.6 million to include certain non-cash hedge gains which are otherwise excluded from the calculation of Adjusted EBITDA under our credit agreement.
(2)	Flat rolled products Adjusted EBITDA was adjusted to give effect to the negative impacts of natural gas pricing and metal losses.

	%	%
Bauxite Working Capital as a % of Sales	31.3	36.8
Alumina Refining Working Capital as a % of Sales	17.0	7.7
Primary Aluminum Products Working Capital as a % of Sales	9.4	8.5
Flat Rolled Products Working Capital as a % of Sales	16.4	14.1

Information regarding the specific performance targets for other metrics described above and actual performance achieved with regard to the metrics are neither considered necessary to understand how compensation was paid under the 2010 Annual Incentive Plan nor material to an understanding of our compensation arrangements, and this information is not addressed in this discussion because it represents confidential business or financial information that is not otherwise disclosed to the public. Disclosing this information would cause significant competitive harm to our company.

With respect to the metrics under the plan, we aim to set performance targets that are aggressive, but sufficiently realistic to motivate the performance of our named executive officers. In that regard, we believe that the targets for each metric in the 2010 Annual Incentive Plan were set at appropriate levels at the beginning of the performance cycle and were considered more than sufficient to motivate the achievement of operational and financial performance. In addition, the targets represented a significant and appropriate challenge for management. Historical achievement rates provide some measure of the difficulty of achieving goals. As noted below, for 2010, the following percentages of target achievement were realized: Bauxite, 40%; Alumina Refining, 94%; Primary Aluminum Products, 114%; Flat Rolled Products, 150%; and Corporate, 116%. For the two prior years, during which performance metrics were directed to only two segments, the Upstream Business (consisting of what now is the Bauxite, Alumina Refining and Primary Aluminum Products segments) and the Downstream Business (the Flat Rolled Products segment), the following percentages of target achievement were realized: For 2009, 189% for the Upstream Business, 170% for the Downstream Business, and 179% for Corporate; for 2008, 99% for the Upstream Business; 64% for the Downstream Business and 81% for Corporate. Therefore, in some instances target performance was not achieved while in other instances target performance was exceeded. Overall, we believe that achievement of target goals under the annual incentive plan structure, while certainly motivational and aspirational in nature, is relatively difficult. In addition, bonuses are based on metrics that are determined to be critical to our success in any given year and that can be significantly affected by our executives’ superior performance.

Based on our actual performance, an achievement percentage is applied to each metric. The achievement percentage varies from 85% if the minimum performance threshold is met, to 200%, if the maximum performance level is achieved. If the target amount for a metric is achieved, the achievement percentage is 100%. The total achievement percentage for a segment equals the weighted average achievement percentage for all applicable performance metrics. The following tables show the metrics utilized for 2010, along with the weighting and achievement percentage reached for each measure:

Bauxite metrics	Weight%	Achievement%
Bauxite Adjusted EBITDA Cost	50	—
Enterprise Adjusted EBITDA	20	200
Safety	15	—
Free Cash Flow	10	—
Working Capital as a % of Sales	5	—

Total Bauxite	100	40

Alumina Refining metrics	Weight%	Achievement%
Alumina Adjusted EBITDA Cost	50	88
Enterprise Adjusted EBITDA	20	200
Safety	15	—
Free Cash Flow	10	—
Working Capital as a % of Sales	5	200

Total Alumina Refining	100	94

Primary Aluminum Products metrics	Weight%	Achievement%
Primary Adjusted EBITDA Costs	50	88
Enterprise Adjusted EBITDA	20	200
Safety	15	—
Free Cash Flow	10	200
Working Capital as a % of Sales	5	200

Total Primary Aluminum Products	100	114

Flat Rolled Products metrics	Weight%	Achievement%
Flat-Rolled Adjusted EBITDA	50	200
Enterprise Adjusted EBITDA	20	200
Safety	15	—
Free Cash Flow	10	—
Working Capital as a % of Sales	5	200

Total Flat Rolled Products	100	150

Corporate metrics	Weight%	Achievement%
Total Bauxite	16 2/3	40
Total Alumina Refining	16 2/3	94
Total Primary Aluminum Products	16 2/3	114
Total Flat Rolled Products	50	150

Total Corporate	100	116

As indicated in the table above, the Corporate metric, which was applicable to Messrs. Smith, Lorentzen, Mahoney, and Ms. Lehman, was based on the indicated weighting of the total achievement for each of our segments, which reflects 50% for each of our legacy upstream and downstream businesses, with each of the three segments derived from the upstream business also given equal weighting. Mr. Croft’s award reflects 50% of the indicated Corporate weighting and 50% of the indicated Flat Rolled Products weighting.

Based on the applicable levels of achievement described above, payments to the named executive officers were as follows:

	Target award		Payout based on performance achieved (% of target award)	Actual award
Named executive officer	$		%	$
Layle K. Smith	825,000		116	959,722
Kyle D. Lorentzen	348,173		116	405,030
Robert B. Mahoney	229,500		116	266,977
Gail E. Lehman	171,000	*	116	198,924
Scott M. Croft	129,862		133	172,931

*	Ms. Lehman’s target award was prorated for the portion of the year that she was employed by the Company.

Long-Term Incentives

As noted above, the Compensation Committee determined generally to defer any action on long-term executive compensation until 2011. However, in light of our initial public offering of common stock in 2010 and advice from Semler Brossy that our method of providing equity compensation to our employees prior to our initial public offering of common stock is uncommon among publicly-traded companies, we anticipate that in 2011 we will make equity grants and awards that reflect customary publicly-traded company practices.

In 2010, the Compensation Committee authorized the grant of 26,762 restricted stock units to Ms. Lehman. Vesting terms are discussed in notes to the 2010 Outstanding Awards at Fiscal Year End table. The Compensation Committee took this action based on the fact that, unlike our other named executive officers, Ms. Lehman had not previously received stock options. We made no equity grants to our other named executive officers in 2010.

Ongoing and Post-Employment Compensation

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

Noranda Aluminum Group Savings Plan. Our executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried and non-union hourly employees. The Company matches 50% of employee contributions up to 6% of employee pay. Company matching contributions are 100% vested after three years of service.

Noranda Aluminum Group Retirement Plan (the “Qualified Pension Plan”). Our executive officers participate in this plan, which is a company-wide non-contributory defined benefit pension plan for salaried and non-union hourly employees. Benefits are vested after five years of service and are based on average annual compensation and length of service of the employee. See “2010 Pension Benefits” below for further information.

Noranda Aluminum, Inc. Management Supplemental Benefit Plan (the “Supplemental Plan”). This is a separate supplemental non-qualified pension plan in which executive officers and other highly compensated company employees participate. The plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Qualified Pension Plan under applicable Internal Revenue Code limits and the amount that would be provided under the Qualified Pension Plan if no such limits were applied. The Supplemental Plan also recognizes as covered earnings deferred salary and bonuses, which are not included as covered compensation under the Qualified Pension Plan. See “2010 Pension Benefits” below for further information.

Noranda Aluminum, Inc and Participating Subsidiaries Non-Qualified Deferred Compensation Plan. Under our non-qualified deferred compensation plan, executive officers and other highly compensated employees may defer a portion of their base salary and annual bonus. Amounts deferred are not actually invested, but are credited with interest at a rate equal to the sum of the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which for 2008, was 7.5%, for 2009 was 6.5%, for 2010 was 6.15% and for 2011 will be 6.0%) and 1.5%. The Company maintains a rabbi trust to provide for its obligations under the supplemental executive retirement plan and the deferred compensation plan. None of our named executive officers currently participates in this plan.

Change in Control and Severance Arrangements under Executive Term Sheets. In October 2010, we amended or entered into new term sheets with our named executive officers that included provisions addressing change in control and executive severance. We believe that change in control and severance protections can create management stability during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following or in anticipation of a change in control. We believe that the arrangements serve to provide financial security to a named executive officer in the event the named executive officer is terminated without cause in connection with a change in control by providing a meaningful payment to the named executive officer, and that this protection will help ensure the retention and continued focus of management at pivotal times. We also determined to provide severance protection to our named executive officers, although at lower levels, for certain terminations unrelated to a change in control. We believe these severance protections provide a means of security that offers a competitive benefit and enhances our ability to retain capable executive officers.

The change in control and severance arrangements provide for payments and other benefits if, within 18 months following a change of control, a named executive officer’s employment is terminated without cause and other than due to the named executive officer’s disability or death, if a named executive officer terminates employment for “good reason” (as defined in the term sheets). These change in control provisions thus require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The arrangements do not include tax gross-up provisions, which involve additional payments to a named executive officer if the named executive officer becomes liable for payment of excise tax under Section 4999 of the Internal Revenue Code with respect to payments in connection with a change in control. Instead, if the severance payments to a named executive officer would be subject to the excise tax, we will reduce the payments to the highest amount that could be paid without triggering the excise tax unless the named executive officer would have a greater after tax benefit if the payment is not reduced and the excise tax is paid, in which case the named executive officer will pay any applicable excise tax. See “Compensation Discussion and Analysis — Potential Payments upon Termination or Change in Control” for additional information, including a discussion of the severance multiples on an individualized basis.

Separation of Employment Agreement with Kyle D. Lorentzen

On November 15, 2010, we entered into a separation of employment agreement with Mr. Lorentzen. As described in more detail below under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,” we agreed to pay Mr. Lorentzen an amount equivalent to the amount payable to him under his term sheet in connection with a termination of employment other than for cause, subject to limited modifications. In agreeing to these terms, we considered Mr. Lorentzen’s dedicated service to our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis provided above in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Eric L Press, Chairman

Matthew H. Nord

2010 Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of the persons who were the three other most highly paid executive officers in 2010.

Name and principal position	Year	Salary		Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and nonqualified deferred compensation earnings(4)	All other compensation(5)	Total
		$		$	$	$	$	$	$	$
Layle K. Smith,	2010	825,000		—	—	—	959,722	319,145	7,041	2,110,908
President and Chief Executive Officer	2009	750,000		—	—	212,480	1,337,775	150,776	7,041	2,458,072
	2008	625,000		—	—	2,073,000	506,250	62,930	4,849	3,272,029

Kyle D. Lorentzen,	2010	490,422		—	—	—	405,030	81,126	1,963,120	2,939,698
Chief Operating Officer	2009	396,250		200,000	—	83,886	459,414	32,276	8,339	1,180,165
	2008	204,481		—	500,000	619,640	108,799	10,363	4,737	1,448,020

Robert B. Mahoney,	2010	380,625		—	—	—	266,977	93,523	5,411	746,536
Chief Financial Officer	2009	241,477		—	—	45,685	252,889	28,926	47,909	616,886

Gail E. Lehman,	2010	287,500	(6)	—	308,031	—	198,924	28,666	40,584	863,705
Vice President of Human Resources, General Counsel and Secretary

Scott M. Croft,	2010	257,945		—	—	—	172,931	176,225	7,042	614,143
President, Norandal USA, Inc.	2009	237,330		—	—	—	207,889	168,952	8,952	623,123
	2008	210,785		—	—	284,739	67,936	28,421	24,107	615,988

(1)

The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Ms. Lehman held 26,762 restricted stock units at December 31, 2010.

(2)

The amounts shown for option awards are equal to the grant date fair value of the awards (and any modifications of such option awards), calculated included elsewhere in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 15, “Shareholder’s Equity and Shared-Based Payments,” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.

(3)

Represents payments under our annual incentive plan based on our achievement with respect to specified metrics. See “Compensation Discussion and Analysis — 2010 Compensation — 2010 Annual Incentive Plan” for further information regarding payments for 2010.

(4)

Includes the aggregate change in the actuarial present values of the named executive officers’ accumulated benefit under the Noranda Aluminum Inc. Aluminum Group Retirement Plan and the Noranda Aluminum Inc. Management Supplemental Benefit Plan from January 1, 2010 to December 31, 2010. Messrs. Smith, Lorentzen, Mahoney, Croft and Ms. Lehman did not participate in our non-qualified deferred compensation plan in 2010 or in any prior years. The changes in pension values described above are based on the following calculations:

		Change in pension value*
Name	Plan name	$
Layle K. Smith	Noranda Aluminum Inc. Aluminum Group Retirement Plan	36,867
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	282,278

	Total	319,145

Kyle D. Lorentzen	Noranda Aluminum Inc. Aluminum Group Retirement Plan	21,822
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	59,304

	Total	81,126

Robert B. Mahoney	Noranda Aluminum Inc. Aluminum Group Retirement Plan	35,629
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	57,894

	Total	93,523

Gail E. Lehman	Noranda Aluminum Inc. Aluminum Group Retirement Plan	21,945
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	6,721

	Total	28,666

Scott M. Croft	Noranda Aluminum Inc. Aluminum Group Retirement Plan	86,731
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	89,494

	Total	176,225

*

Present values shown represent the increase in present value of accrued pension benefits from December 31, 2009 to December 31, 2010. Benefits are assumed to begin at age 65 (which is the plans’ earliest unreduced retirement age). Present values assume mortality in accordance with the IRS prescribed static table for 2010 for Healthy Annuitants as of December 31, 2009 and the IRS prescribed static table for 2011 for Healthy Annuitants as of December 31, 2010. Benefits are assumed payable as a joint and 75% survivor annuity if the executive is married, or as a five-year certain and life annuity if the executive is single. The discount rates at December 31, 2010 and December 31, 2009 for financial reporting purposes are 5.3% and 5.8% respectively for the Noranda Aluminum Inc. Aluminum Group Retirement Plan and 5.1% and 5.6% respectively for the Noranda Aluminum Inc. Management Supplemental Benefit Plan.

(5)	The amounts in the “All Other Compensation” column for 2010 include the following:

Named executive officer	GTL(a) insurance	Company 401(k) match(b)	Moving allowance	Severance	Vacation payout	Total
	$	$	$	$	$	$
Layle K. Smith	3,366	3,675	—	—	—	7,041
Kyle D. Lorentzen	3,366	5,062	—	1,942,000	12,692	1,963,120
Robert B. Mahoney	3,014	2,397	—	—	—	5,411
Gail E. Lehman	2,277	3,375	34,932	—	—	40,584
Scott M. Croft	2,043	4,999	—	—	—	7,042

(a)

Under our group term life insurance policies, we provide coverage in amounts up to two times the named executive officers’ base pay (limited to $850,000). Amounts reported in the table above represent the dollar value of insurance premiums paid on behalf of each named executive officer in 2010.

(b)

Our named executive officers are eligible to participate in our company-wide 401(k) qualified plan for salaried employees. We match 50% of employee contributions up to 6% of employee pay. Our matching contributions are 100% vested after three years of service. Amounts reported in the table above represent the amount of our matching contributions made in 2010.

(6)	Ms. Lehman joined the Company on January 18, 2010.

Employment Arrangements

On October 26, 2010, we amended and restated or entered into new term sheets relating to the employment of our named executive officers. Under the term sheets, our named executive officers will continue to serve in the capacities listed below their names on the Summary Compensation Table. We also agreed to pay to the named executive officers, effective July 1, 2010, the base salaries listed in the table below, and to set a target bonus under our 2010 bonus plan (which was reflected in the executive’s target bonuses under our 2010 Annual Incentive Plan), as indicated in the table below:

Name	Base salary	2010 Target bonus as a percentage of base salary
Layle K. Smith	$900,000	100%
Kyle D. Lorentzen	$550,000	*
Robert B. Mahoney	$382,500	60%
Gail E. Lehman	$300,000	60%
Scott M. Croft	$275,000	50%

*	Mr. Lorentzen’s target award was based on 65% of his base salary from January 1 through June 30, 2010, and 75% of his base salary from July 1, 2010 through December 31, 2010.

In addition, the named executive officers agreed to confidentiality, non-competition and non-solicitation covenants addressed in the term sheets.

See “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change of Control” for a description of change of control and severance provisions included in the named executive officers’ term sheets.

2010 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to the named executive officers in 2010:

					All other share awards: number of shares or units	All other option awards: number of shares underlying options	Exercise or base price of option awards	Grant date fair value of share and option awards
		Estimated possible payouts under non-equity incentive plan awards(1)
		Threshold	Target	Maximum
Name	Grant date	$	$	$	#	#	$/share	$
Layle K. Smith	3/31/2010	701,250	825,000	1,650,000	—	—	—	—
Kyle D. Lorentzen	3/31/2010	295,947	348,173	696,346	—	—	—	—
Robert B. Mahoney	3/31/2010	195,075	229,500	459,000	—	—	—	—
Gail E. Lehman	3/31/2010	145,350	171,000	342,000	—	—	—	—
	12/1/2010	—	—	—	26,762	—	—	308,031
Scott M. Croft	3/31/2010	110,383	129,862	259,724	—	—	—	—

(1)	These awards were made under our 2010 Annual Incentive Plan. See “Compensation Discussion and Analysis — 2010 Compensation — 2010 Annual Incentive Plan.”

2010 Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding stock options and restricted stock units held by the named executive officers at December 31, 2010:

	Option awards				Stock awards
	Number of shares underlying unexercised options Exercisable	Number of shares underlying unexercised options Unexercisable(1)	Option Exercise price	Option expiration date	Number of shares or units that have not vested		Market value of shares or units that have not vested
Name	#	#	$		#		$
Layle K. Smith(1)	110,000	290,000	1.14	March 3, 2018	—		—
Kyle D. Lorentzen	147,500	—	1.14	June 18, 2011	—		—
Robert B. Mahoney(2)	18,000	102,000	0.69	June 9, 2019	—		—
Gail E. Lehman(3)	—	—	—	—	26,762	(3)	390,725
Scott M. Croft(4)	98,080	24,520	2.00	May 18, 2017	—		—

(1)	Mr. Smith’s options are scheduled to vest as follows:

Date	Number of shares underlying options that vest
March 3, 2011	40,000
November 12, 2011	30,000
March 3, 2012	40,000
November 12, 2012	40,000
March 3, 2013	40,000
November 12, 2013	50,000
November 12, 2014	50,000

(2)	Mr. Mahoney’s options are scheduled to vest as follows:

Date	Number of shares underlying options that vest
June 9, 2011	18,000
June 9, 2012	24,000
June 9, 2013	30,000
June 9, 2014	30,000

(3)	Ms. Lehman’s restricted stock units are scheduled to vest in increments of 25%, 25% and 50% on December 1, 2011, 2012 and 2013, respectively.
(4)	Mr. Croft’s unvested options are scheduled to vest with respect to 12,260 shares on each of May 18, 2011 and May 18, 2012.

Subject to certain limited exceptions set forth in the applicable stock option award agreement or in a separation agreement, unvested options will automatically expire upon the date of the optionee’s termination of employment, and vested options generally will expire 90 days following the termination of the optionee’s employment without “cause” or with “good reason” (each as defined in the applicable stock option agreement), 60 days following the optionee’s termination of employment without good reason and 180 days following the optionee’s death or disability. All options will be forfeited upon a termination of the optionee’s employment for cause.

2010 Pension Benefits

The Noranda Aluminum Inc. Aluminum Group Retirement Plan, which we refer to below as the “Aluminum Group Retirement Plan” is a tax-qualified defined benefit pension plan that provides a benefit of 1.75% of final five-year average compensation, with an offset of 0.75% of the executive’s Social Security benefit for each year of credited service (maximum 40 years). Pay reflected in the formula is total compensation, excluding deferred compensation, and is subject to certain limits required by the Internal Revenue Code. Benefits commence at age 65, or as early as age 55 with a reduction of 3% for each year by which commencement precedes age 65. Accrued benefits are vested when the employee has completed 5 years of service. None of the named executive officers are currently eligible for early retirement benefits. Messrs. Smith, Lorentzen, Mahoney and Ms. Lehman, do not yet have 5 years of service, and Mr. Croft is not yet 55 years of age. Upon disability before retirement, the accrued benefit is payable immediately and is reduced for early commencement before age 65, and, if the employee remains disabled until age 65, a benefit is payable at age 65 equal to the benefit the employee would have earned had he remained employed until age 65 at his last rate of pay. Upon retirement, the benefit is paid as a monthly annuity for the employee’s life, with 5 years of payments guaranteed. Alternatively, employees can elect an actuarially equivalent benefit in the form of a joint and 50% survivor annuity (which married participants must elect unless they obtain spousal consent), a 75% and 100% joint survivor annuity, a life annuity, a life annuity with 10 years guaranteed, or, if the present value of the benefit is less than $25,000, a lump sum payment. If a married employee dies before retirement, a survivor benefit is paid to the surviving spouse equal to the benefit the spouse would have received if the employee had retired and chosen the 50% joint and survivor annuity.

The Noranda Aluminum Inc. Management Supplemental Benefit Plan, which we refer to below as the “Management Supplemental Benefit Plan,” is a non-qualified defined benefit pension plan that uses the same benefit formula as the Aluminum Group Retirement Plan and provides any benefit accruals that would have been provided under the qualified plan if not for the pay and benefit limits of the Internal Revenue Code and if the executive had not deferred compensation. Executives can elect to receive non-qualified plan payments in an actuarially equivalent lump sum or in two, three, five or ten annual installments, and can elect to begin receiving benefits at age 55, 60, 65 or 70 (but not before 6 months after termination of employment).

The chart below sets forth, for each of our named executive officers, the present value of the officer’s accumulated benefit and the officer’s years of credited service, as of December 31, 2010, under each of our defined benefit pension plans.

Name	Plan name(1)	Number of years credited service	Present value of accumulated benefit(1)	Payment during last fiscal year
		#	$	$
Layle K. Smith	Aluminum Group Retirement Plan	2.8	82,833
	Management Supplemental Benefit Plan	2.8	450,018

	Total		532,851	—

Kyle D. Lorentzen	Aluminum Group Retirement Plan	2.7	44,519
	Management Supplemental Benefit Plan	2.7	79,246

	Total		123,765	—

Robert B. Mahoney	Aluminum Group Retirement Plan	1.7	54,612
	Management Supplemental Benefit Plan	1.7	67,837

	Total		122,449	—

Gail E. Lehman	Aluminum Group Retirement Plan	0.9	21,945
	Management Supplemental Benefit Plan	0.9	6,721

	Total		28,666	—

Scott M. Croft	Aluminum Group Retirement Plan	19.7	357,908
	Management Supplemental Benefit Plan	19.7	141,224

	Total		499,132	—

(1)

Present values shown represent the present value of accrued pension benefits at December 31, 2010. Benefits are assumed to begin at age 65 (which is the earliest retirement age for which full plan benefits are payable). Present values assume mortality in accordance with the IRS prescribed static table for 2011 for Healthy Annuitants as of December 31, 2010. Retirement Plan benefits are assumed payable as a joint and 75% survivor annuity if the executive is married, or as a five-year certain and life annuity if the executive is single. Management Supplemental Benefit Plan benefits are assumed payable as lump sums. The discount rates at December 31, 2010 for financial reporting purposes are 5.3% for the Aluminum Group Retirement Plan and 5.1% for the Management Supplemental Benefit Plan.

Potential Payments upon Termination or Change of Control

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2010 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our defined benefit pension plans — See “Compensation Discussion and Analysis — 2010 Pension Benefits” below for information regarding these plans;

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including payments under the Noranda Aluminum Group Savings Plan;

•

restricted shares and shares underlying options that vested prior to the termination event — see the table under “Compensation Discussion and Analysis — 2010 Outstanding Equity Awards at Fiscal Year End;” and

•	short-term incentive payments that would not be increased due to the termination event.

As noted above, on October 26, 2010, we amended and restated or entered into new term sheets relating to the employment of our named executive officers. The term sheets provide for benefits upon specified termination of employment events within 18 months following a change in control and lesser benefits upon specified termination of employment events at any time for reasons unrelated to a change in control.

In the event that the named executive officer is terminated other than for “cause” or if the executive resigns for “good reason” (each as defined in the applicable term sheet), he or she will be entitled, subject to his or her execution and non-revocation of a general release, to (i) two times annual base salary plus target bonus (an amount equal to annual base salary plus target bonus for Mr. Mahoney, Ms. Lehman, and Mr. Croft), (ii) a pro-rated annual bonus, based on our actual performance, and (iii) continued health benefits for a period of 18 months (12 months in the case of Mr. Mahoney, Ms. Lehman, and Mr. Croft). In the event such termination occurs in connection with, in anticipation of, or within the 18 month period following a change in control (a “CIC Termination”), the executive generally would be entitled to the same severance benefits as described above, except that the severance payment would be in an amount equal to three times annual base salary plus target bonus (two times annual base salary plus target bonus for Mr. Mahoney, Ms. Lehman, and Mr. Croft), and all executives would be provided continued health benefits for a period of 18 months.

In addition, in the event that a named executive officer is terminated without cause or resigns for good reason, the vesting provisions of options granted to the executive officer prior to our initial public offering of common stock would be modified as follows: all options held by named executive officers other than Mr. Lorentzen would be credited with an additional 12 months of vesting; Mr. Lorentzen’s options would be fully vested. In the event of a CIC Termination, all options granted to the named executive officers prior to our initial public offering of common stock would fully vest. Under provisions of either a term sheet or a stock option agreement, all options that were granted to a named executive officer prior to our initial public offering of common stock also will fully vest if the executive remains employed by us through the 18 month anniversary of a change in control. In addition, Mr. Smith’s options also would fully vest following a change in control that occurs prior to March 3, 2013.

Each of the stock option agreements for the named executive officers other than Mr. Mahoney provides that in the event of a named executive officer’s death or disability, the options will vest with respect to the next tranche of underlying shares that would have vested if the named executive officer remained employed by us through the vesting date of the tranche.

Mr. Smith’s amended and restated term sheet provides that in the event a change in control occurs on or prior to March 3, 2013 and Mr. Smith remains employed by us through the 12 month anniversary of the change in control (or through such earlier time as he is terminated without cause or resigns for good reason), he generally will have the following rights with respect to 200,000 shares of our common stock he previously acquired from us in March 2008 (the “Invested Shares”): (i) in a transaction where consideration paid for our common stock is cash, the Invested Shares will be sold for the greater of $7,530,000 or the amount otherwise payable for such shares in the transaction and (ii) in a transaction where stock of another entity is provided as consideration for our common stock, he has the option of receiving $7,530,000 or (to the extent permitted by the other entity) shares of the other entity receivable on conversion of the Invested Shares will be payable in two equal installments on each of the six and twelve month anniversaries of such change in control. The $7,530,000 amount will be reduced by any amounts otherwise realized with respect to the Invested Shares. If Mr. Smith terminates employment at least six months, but less than 12 months, following the change in control (and such termination is not without cause or for good reason), he will be entitled to 50 percent of the cash amount he otherwise would be able to receive with respect to the Invested Shares, as described above.

Ms. Lehman’s restricted stock unit agreement provides that, in the event of her death or disability, of if she is terminated for cause or is resigning for good reason, her restricted stock units will vest with respect to the next tranche of restricted stock units that would have vested if she remained employed through the vesting date of the tranche. Moreover, following a change in control, all of her unvested restricted stock units will vest unless she is provided with a replacement award satisfying specified conditions. However, all unvested restricted stock units underlying the replacement award also will vest in the event of her death or disability, of if she is terminated for cause or resigns for good reason, within 24 months of the change of control.

Under the term sheets, in the event any payments would be subject to the golden parachute excise tax under the Internal Revenue Code, the payments will be reduced such that no payments will become subject to the excise tax, unless the executive officer would be in a better after-tax position by receiving all payments and paying the applicable excise tax.

A “change in control” under the term sheets generally means:

•

the acquisition by any individual, entity or group (other than Apollo, a person who was an affiliate of ours prior to such acquisition, or any employee benefit plan sponsored or maintained by us or any of our subsidiaries) of beneficial ownership of more than 50% of the voting power of our company.

•

a merger or other business combination involving our company or any of our subsidiaries, or a sale of all or substantially all of our or their assets following which our voting securities outstanding immediately prior to the transaction no longer represent at least 50% of the combined voting power of our securities or, if we are not the surviving entity, such surviving entity (or the entity that purchased all or substantially all of our assets), or any parent or other affiliate of the entity, outstanding immediately after the transaction.

The term “good reason” under the term sheets is defined as:

•

in the case of Mr. Smith (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of the company generally), (ii) the assignment to Mr. Smith of duties materially inconsistent with his duties as set forth in the term sheet or a material diminution of his responsibilities, (iii) a material breach by Noranda HoldCo of the term sheet, (iv) a requirement that Mr. Smith relocate his principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of the company’s headquarters, if he is relocated to the new headquarters), or (v) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

•

in the case of all other named executive officers (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of the company and its subsidiaries generally), (ii) a material adverse change in the executive’s title, duties, or responsibilities, (iii) a requirement that the executive relocate his or her principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of the company’s headquarters, if the executive is relocated to the new headquarters), or (iv) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

Separation Agreement with Mr. Lorentzen

On November 15, 2010, Mr. Lorentzen entered into a separation agreement with us. Under the agreement, Mr. Lorentzen resigned from all positions he held with us. We agreed to pay Mr. Lorentzen an amount equivalent to the amount payable to Mr. Lorentzen under his term sheet in connection with a termination of employment other than for cause, except that we calculated his target bonus under the 2010 Annual Incentive Plan at 75% of his $550,000 salary (reflecting the amount of his target bonus effective on July 1, 2010), and made an additional payment of $17,000 in lieu of matching contributions to his 401(k) that we would have made if his employment continued. All payments were made on December 31, 2010, except for Mr. Lorentzen’s actual bonus under the 2010 Annual Incentive Plan, which will be paid in March 2011. He also will be provided continued health benefits through 2012, or until such earlier date as he and his dependents are covered by a successor employee’s plan. In addition, all unvested options held by Mr. Lorentzen were vested on December 31, 2010, and we agreed to extend the termination date of the options until June 18, 2011, which is 30 days following the expiration of the lock up agreement he signed in connection with the December 2010 offering of our common stock.

Mr. Lorentzen has provided a general release to us and has agreed to certain confidentiality, non-competition and non-disparagement provisions.

Tables of Benefits Upon Termination and Change of Control Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2010 termination date. In connection with the amounts shown in the table:

•

Stock option benefit for each option as to which vesting will be accelerated with respect to some or all of the shares underlying the option upon the occurrence of the termination event are equal to the product of the affected number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $14.60 closing price per share of our common stock on December 31, 2010, as reported by the NYSE.

•

Restricted stock unit benefit amounts are equal to the product of the number of restricted stock units as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $14.60 closing price per share of our common stock on December 31, 2010, as reported by the NYSE.

•

Mr. Smith’s resale right with respect to his Invested Shares was calculated based on the difference between the minimum $7,530,000 amount he is entitled to receive and the value of such shares based on the $14.60 closing price per share of our common stock on December 31, 2010, as reported by the

NYSE (which, for purposes of the amount in the table below, is assumed to be the consideration otherwise payable for Mr. Smith’s Invested Shares in a change of control transaction.) As noted above, the resale right is available only with respect to a change of control that occurs on or prior to March 3, 2013.

•	Health benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•	Mr. Lorentzen’s severance payments reflect actual amounts paid to him based on the terms of his separation agreement.

Layle K. Smith

Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Death or disability
	$	$	$	$
Severance payments	5,400,000	3,600,000	—	900,000
Stock options	3,903,400	942,200	2,422,800	942,200
Invested Shares resale right	4,610,000	—	—	—
Health benefits	12,978	12,978	—	—

Total	13,926,378	4,555,178	2,422,800	1,842,200

Kyle D. Lorentzen

Benefit type	Payment under separation agreement
$
Severance payments(1)	2,347,030
Stock options	1,519,298
Health benefits	24,120

Total	3,890,448

(1)	Includes severance payments of $1,942,000 and non-equity incentive plan compensation of $405,030.

Robert B. Mahoney

Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Death or disability
	$	$	$	$
Severance payments	1,224,000	612,000	—	—
Stock options	1,418,820	250,380	807,600	—
Health benefits	28,538	19,025	—	—

Total	2,671,358	881,405	807,600	—

Gail E. Lehman

Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Death or disability
	$	$	$	$
Severance payments	960,000	480,000	—	—
Restricted stock units	390,725	97,689	390,725	97,689
Health benefits	18,090	12,060	—	—

Total	1,368,815	589,749	390,725	97,689

Scott M. Croft

Benefit type	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Continued employment 18 months following a change in control	Death or disability
	$	$	$	$
Severance payments	825,000	412,500	—	—
Stock options	308,952	154,476	—	154,476
Health benefits	28,538	19,025	—	—

Total	1,162,490	586,001	—	154,476

DIRECTOR COMPENSATION

Compensation for Service on the Board of Directors. Each of our non-employee directors, other than an Apollo affiliate, as described below, receives an annual retainer of $75,000, paid quarterly in advance, plus $2,000 for each meeting of the Board of Directors attended in person ($1,000 if attended by telephone). In addition, each of our non-employee directors, other than an affiliate of Apollo, received a grant of 10,000 restricted stock units in 2010, and it is anticipated that each director will be granted 5,000 restricted stock units annually, beginning in 2011. The restricted stock units vest on the first anniversary of the date of grant or, if earlier, under certain termination of service events.

Compensation for Service on a Board Committee. Each of our non-employee directors who is a member of a committee of the Board, other than an Apollo affiliate, is entitled to receive $2,000 for each committee attended in person ($1,000 if attended by telephone).

Compensation in Respect of Apollo Affiliates. A director who is an Apollo affiliate does not receive any annual retainer and meeting fees, including any equity grants (whether as a director or as a committee member). Instead, in consideration for providing the services of such Apollo designee, Apollo Management VI, L.P. receives 87.5% of the amount of such retainer or fees that would otherwise be payable to the non-employee director and Apollo Alternative Assets, L.P. receives the remaining 12.5%.

Former Compensation Arrangement with Mr. Brooks. In connection with the Apollo Acquisition in May 2007, Apollo entered into a term sheet with Mr. Brooks, who was then serving as our Chief Executive Officer. Mr. Brooks retired from his position as Chief Executive Officer and President in March 2008, and now serves as Chairman of our Board of Directors. Under the term sheet, after his retirement as Chief Executive Officer, Mr. Brooks was entitled to receive $300,000 per year until May 17, 2010, the third anniversary of the consummation of the Apollo Acquisition subject to Mr. Brooks’ agreement to serve on the Company’s Board of Directors if requested by Apollo. Mr. Brooks received no additional compensation for serving as a director of Noranda HoldCo prior to termination of the term sheet. Subsequent to the termination of the term sheet, Mr. Brooks has been compensated in the same manner as other non-employee directors who are Apollo affiliates.

The following table provides information regarding compensation for our non-employee directors in 2010, which reflects the directors’ fees and other arrangements described above. The table does not include compensation to Layle K. Smith, our President and Chief Executive Officer, which is included in the Summary Compensation Table above. Mr. Smith receives no additional compensation in respect of his service on the Board.

2010 Director Compensation

	Fees earned or paid in cash(1)	Stock awards(2)	Option awards(3)	All other compensation	Total
Name	$	$	$	$	$
William H. Brooks(4)	174,659	115,100	—	—	289,759
Richard B. Evans	99,958	115,100	—	—	215,058
Robert A. Kasdin	87,000	115,100	—	—	202,100
Scott Kleinman	—	—	—	—	—
Matthew R. Michelini	—	—	—	—	—
Thomas R. Miklich	98,000	115,100	—	—	213,100
Matthew H. Nord	—	—	—	—	—
Eric L. Press	—	—	—	—	—
M. Ali Rashid	—	—	—	—	—
Alan H. Schumacher	101,000	115,100	—	—	216,100
Gareth Turner	—	—	—	—	—

(1)

As described above, Messrs Kleinman, Michelini, Nord, Press, Rashid and Turner, who are affiliates of Apollo, received no compensation for their services in 2010. Rather, director fees were paid to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. for making these persons available to serve as non-employee directors in 2010. In 2010, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. received $464,625 and $66,375, respectively, in retainers and fees, in respect of Messrs. Kleinman, Michelini, Nord, Press, Rashid and Turner.

(2)

The amounts shown for stock awards are equal to the grant date value of the awards, calculated in accordance with ASC Topic 718. Each of Messrs. Brooks, Evans, Kasdin, Miklich and Schumacher held 10,000 restricted stock units at December 31, 2010.

(3)

As described in note 1 above, Messrs. Harris, Kleinman, Michelini, Nord, Press, Rashid and Turner received no compensation for their services in 2010. Rather, options were granted to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. in 2007 for making available for service our non-employee directors in future years (including 2010). Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. were granted 122,500 and 17,500 options, respectively, in 2007. Additionally, in January 2011, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. were granted 52,500 and 7,500 restricted stock units, respectively, for the continued future service of the Apollo affiliates as non-employee directors. These restricted stock units will vest on December 1, 2011 and will be settled in cash based on the fair market value of our common shares on the vesting date.

(4)	As described above, Mr. Brooks was compensated in accordance with the provisions of his term sheet prior to the termination of the term sheet in May 2010.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the integrity of our company’s financial statements, the performance of Noranda HoldCo’s internal audit function, and Noranda HoldCo’s compliance with legal and regulatory requirements. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Noranda HoldCo’s internal control over financial reporting. Ernst & Young LLP, Noranda HoldCo’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Noranda HoldCo’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Noranda HoldCo, and (ii) expressing an opinion on the effectiveness of Noranda HoldCo’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed Noranda HoldCo’s audited financial statements with management and with Ernst & Young LLP.

2.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board.

3.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Noranda HoldCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Alan Schumacher, Chairman

Richard Evans

Thomas Miklich

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about beneficial ownership of our common stock as of February 28, 2011 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and each nominee for election as a director; (iii) each executive officer named in the Summary Compensation Table above; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name(2)	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Apollo Funds and affiliates(3)(4)	42,980,000	64.2%
Layle K. Smith	355,000	*
Kyle D. Lorentzen	229,000	*
Robert B. Mahoney	88,000	*
Gail E. Lehman(5)	—	*
Scott M. Croft	148,080	*
William H. Brooks(6)	226,200	*
Eric L. Press	—	—
Gareth Turner	—	—
M. Ali Rashid	—	—
Matthew H. Nord	—	—
Matthew R. Michelini	—	—
Scott Kleinman	—	—
Alan H. Schumacher(6)	12,000	*
Thomas R. Miklich(6)	12,000	*
Robert Kasdin(6)	12,000	*
Richard B. Evans(6)	10,000	*
All executive officers and directors as a group (16 persons)	1,092,280	1.6%

*	Less than 1%.
(1)

Applicable percentage of ownership is based on 66,826,561 shares of our common stock outstanding as of February 28, 2011. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of February 28, 2011 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership amounts for Messrs. Smith, Lorentzen, Brooks, Croft, Schumacher, Miklich and Kasdin include 150,000, 147,500, 136,200, 98,080, 12,000, 12,000, and 12,000 shares, respectively, that may be acquired upon the exercise of options.

(2)	Unless otherwise indicated, the address of each person listed is c/o Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.
(3)

Represents all equity interests in Noranda HoldCo held of record by Apollo Investment Fund VI, L.P. (“AIF VI”) and Noranda Holdings, LP (“Holdings LP”). Also includes an aggregate of 140,000 shares issuable upon the exercise of outstanding options, issued to Apollo Management VI, L.P. (“Apollo Management VI”) and Apollo Alternative Assets, L.P. (“Alternative Assets”). Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Apollo Principal”) is the sole member of ACM VI and Apollo Principal Holdings, I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal. Noranda Holdings LLC (“Holdings LLC”) is the general partner of Holdings LP. Apollo Management VI serves as the investment manager of AIF VI and of Holdings LLC, and as such has voting and investment power over the shares of Noranda HoldCo held by AIF VI and Holdings LP. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Apollo Management VI, Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo International Management, L.P. (“AIM LP”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International Management GP”) is the general partner of AIM LP. Apollo Management Holdings, LP (“AMH”) is the sole member and manager of Apollo Management GP and International Management GP. Apollo Management Holdings GP, LLC (“AMH GP,” and together with the investment funds affiliated or managed by Apollo Management VI, the “Apollo Funds”), Alternative Assets, Advisors VI, ACM VI, Apollo Principal, Apollo Principal GP, Holdings LLC, Apollo Management VI, AIF VI Management, Apollo Management, Apollo Management GP, AIM LP, International Management GP and AMH, the “Apollo Entities”) is the general partner of AMH. Each of the Apollo Entities disclaims beneficial ownership of all shares of Noranda HoldCo held by the Apollo Funds or beneficially owned by Apollo Management VI or Alternative Assets, except to the extent of any pecuniary interest therein. The address of AIF VI, Advisors VI, ACM VI, Apollo Principal and Apollo Principal GP is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Apollo Management VI, AIF VI Management, AMH, AMH GP, Apollo Management, Apollo Management GP, AIM LP and International Management GP is 9 West 57th Street, 43rd Floor, New York, NY 10019. The address of Alternative Assets is c/o Walkers SPV Limited, PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, B.W.I. Leon Black, Joshua Harris and Marc Rowan are the members of the board of managers of Apollo Principal GP and AMH GP. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of all shares of Noranda HoldCo held or beneficially owned by the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. Each of Messrs. Kleinman, Michelini, Nord, Press, Rashid and Turner are affiliated with Apollo, and disclaim beneficial ownership of any shares of Noranda HoldCo that may be deemed beneficially owned by any of the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Messrs. Press, Turner, Rashid, Nord, Michelini and Kleinman is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(4)	Excludes 60,000 unvested, cash-settled RSUs.
(5)	Excludes 26,762 unvested RSUs.
(6)	Excludes 10,000 unvested RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended and Restated Securityholders Agreement

Noranda HoldCo, Apollo and those members of our management team who hold shares of our common stock, options to acquire shares of our common stock or restricted stock units are party to the amended and restated securityholders agreement, which provides for, among other things, a restriction on the transferability of each management member’s equity ownership in Noranda until May 19, 2011, piggyback registration rights, repurchase rights by Noranda HoldCo and Apollo in certain circumstances, demand registration rights for Apollo, and certain restrictions on each such person’s ability to compete with us or solicit our employees or customers.

See “Election of Directors” above for information regarding Apollo’s right to designate director nominees under the terms of the amended and restated securityholders agreement.

Apollo Management Agreement and Transaction Fee

On May 18, 2007, Apollo acquired the Noranda Aluminum business of Xstrata (Schweiz) A.G., which we refer to as the “Apollo Acquisition.” In connection with the Apollo Acquisition, we entered into a management consulting and advisory services agreement with our principal stockholders (affiliated with Apollo Management VI) for the provision of certain structuring, management and advisory services for an initial term ending on May 18, 2017. Terms of the agreement provided for annual fees of $2.0 million, payable in one lump sum annually. Upon completion of our initial public offering of common stock in second quarter of 2010, as permitted by the terms of that management agreement, Apollo terminated the agreement and received $13.5 million from us. This payment consisted of $1.0 million in management fees accrued in 2010 prior to the termination of the management agreement, and $12.5 million in accelerated management fees due upon termination of the management agreement.

Other Transactions

Apollo owns approximately 76% of Berry Plastics Corporation. We sell rolled aluminum products to subsidiaries of Berry Plastics under sales contracts which are renegotiated annually. The original contract was entered into prior to our affiliation with Apollo. Subsequent contracts were the result of arm’s-length negotiations, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties at the time. During the fiscal year ended December 31, 2010, sales to these subsidiaries totaled $10.6 million. Mr. Smith, who became our Chief Executive Officer in March 2008, was the Executive Director at Berry Plastics Corporation from April 2007 to December 2007. Mr. Lorentzen, who became our Chief Operating Officer in May 2008 and resigned from employment with us on December 31, 2010, was the Vice President of Corporate Development at Berry Plastics Corporation from April 2007 to May 2008.

Review and Approval of Related Person Transactions

Our Audit Committee is responsible for the review and approval of all related-party transactions; however, the Audit Committee does not have a written policy regarding the approval of related person transactions. As part of its review and approval of a related person transaction, the Audit Committee considers:

•	the nature of the related-person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the audit committee deems appropriate.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected Ernst & Young LLP to audit our consolidated financial statements and our internal control over financial reporting for 2011. This selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders.

A representative of Ernst & Young LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

Fees paid to Ernst & Young LLP

Fees related to the 2009 and 2010 fiscal years payable to Ernst & Young LLP (“E&Y”) for professional services rendered to Noranda HoldCo and its subsidiaries were (in millions):

	2009	2010
	$	$
Audit fees	2.3	1.9
Audit-related fees	0.1	0.1
Tax fees	0.4	0.1

Total	2.8	2.1

Audit Fees. Audit fees relate to professional services rendered by E&Y for the audit of our consolidated financial statements and internal control over financial reporting, for the reviews of the unaudited interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services normally provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including reviews of registration statements.

Audit-Related Fees. Audit-related fees were related to the performance of the audits of the financial statements of the Company’s employee benefit plans.

Tax Fees. Tax fees were related to services for tax compliance, tax planning and tax advice.

Audit Committee Pre-Approval Procedures

The Audit Committee Charter provides that the Audit Committee preapproves all audit and permitted non-audit services provided by the independent public registered accounting firm, subject to a “de minimis” exception provided by law for limited services that meet specified conditions and that are approved by the Audit Committee prior to completion of the audit. In addition, the Audit Committee Charter provides that the Audit Committee may delegate the authority to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such preapprovals are presented to the full committee at its next scheduled meeting. The Audit Committee did not delegate this authority to any member of the committee in 2010.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement.

As noted above under “Executive Compensation — Compensation Discussion and Analysis,” we have designed our compensation program to retain our executives, and motivate them to achieve specific financial objectives and align their interests with those of our stockholders. We also seek to promote strong governance of our company, excellent cash management, long-term earnings growth and safety performance. We believe our compensation program has been effective in promoting these objectives. We recognize that, following our recent initial public offering of common stock, some modifications are appropriate to reflect publicly traded company practices. Nevertheless, we expect that our compensation practices will continue to focus on goals that ultimately enhance stockholder value.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Noranda Aluminum Holding Corporation approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of our executive officers.

ADVISORY VOTE ON WHETHER THE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

The Dodd-Frank Act also enables our stockholders to vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting the advisory vote on executive compensation every three years is appropriate for our company and our stockholders at this time.

As noted above under “Executive Compensation — Compensation Discussion and Analysis,” we intend to modify our long-term incentive strategy in 2011, and we anticipate that we will make equity grants and awards that reflect customary publicly-traded company practices. We believe that a three year interval would provide sufficient time to enable implementation of our long-term equity grant program and to establish a track record against which stockholders can gauge the effectiveness of the program. Moreover, because our equity grant practices will be designed to reward performance over a multi-year period, we believe that advisory votes on the compensation of our named executive officers should occur at longer-term intervals. We also are concerned that an annual vote on pay practices could encourage a focus on short-term financial results, which may not facilitate long-term value creation for stockholders. A three year interval would enable stockholders to better evaluate the effectiveness of our new long-term incentive program, as well as the effectiveness of our compensation practices generally in encouraging performance that enhances long-term stockholder value. A vote every three years also will provide adequate time for the Compensation Committee to respond thoughtfully to the stockholder advisory vote.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Noranda HoldCo and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

The Board of Directors recommends a vote for the approval of an advisory vote on the compensation of our named executive officers every THREE years.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements and annual reports to stockholders, and, if applicable, notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household annual reports to stockholders and proxy materials, and if applicable, notices of Internet availability of proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of the annual report to stockholders and proxy statement or if applicable, notices of Internet availability of proxy materials, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, American Stock Transfer and Trust Company LLC, 59 Maiden Lane, New York, NY 10038 (800) 937-5449 if the shares are registered in the name of the stockholder. We will send promptly additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2010.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Under the rules of the Securities and Exchange Commission, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 801 Crescent Centre Drive, Suite 600, Franklin TN 37067 not less than 120 calendar days before the one-year anniversary of the date of the Company’s proxy statement released to stockholders in connection with the 2011 Annual Meeting, or December 7, 2011. However, in the event that we hold our 2012 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2011 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received, under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the Office of the Secretary at the address set forth on the first page of this proxy statement.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2012 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations as described above, or who wants to nominate a person for election to the board of directors at that meeting and have such nominee included in our proxy materials for our 2012 Annual Meeting of Stockholders, must provide a written notice to our Corporate Secretary that sets forth the specified information described in our By-Laws concerning the proposed business or nominee. The notice must be delivered to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth above, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the 2011 Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our By-Laws (and not pursuant to the Securities and Exchange Commission regulations relating to stockholder proposals for inclusion in the proxy materials) must be received no earlier than the close of business on January 10, 2012, and no later than the close of business on February 10, 2012, unless our Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case the stockholder’s notice must be received not later than the close of business on the 90th day prior to the date of the Annual Meeting (or, if later, the tenth day following the day on which the meeting is publicly announced). The requirements for the notice are set forth in our By-Laws, a copy of which can be obtained upon request directed to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth above.

ANNUAL REPORT AND FORM 10-K

Our annual report to stockholders for 2010, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 11, 2011, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2010, including the financial statements and most exhibits, will be provided without charge to stockholders upon written request to Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, Attention: Corporate Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

/s/ GAIL E. LEHMAN

Gail E. Lehman

Vice President of Human Resources, General Counsel

and Corporate Secretary

Franklin, Tennessee

April 5, 2011

ANNUAL MEETING OF STOCKHOLDERS OF

NORANDA ALUMINUM HOLDING CORPORATION

May 10, 2011

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card are available on the Investor Relations pages of the Company’s website at http://www.norandaaluminum.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ÀPlease detach along perforated line and mail in the envelope provided.À

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED, “FOR” PROPOSALS 2 and 3, AND FOR “3 YEARS” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors. ☐FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ William H. Brooks ¡ M. Ali Rashid ¡ Matthew R. Michelini ¡ Thomas R. Miklich

2.   Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the Noranda Aluminum Holding Corporation 2011 consolidated financial statements and internal control over financial reporting.

					☐ FOR	☐ AGAINST	☐ ABSTAIN
			3. Advisory Vote on executive compensation.		☐	☐	☐

				1 year	2 years	3 years	ABSTAIN
			4. Advisory vote on whether the advisory vote on executive compensation should occur every one, two or three years.	☐	☐	☐	☐

5. To vote on such other business as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:●			If no instructions are given, the shares will be voted “FOR” all nominees listed in Proposal 1, and “FOR” Proposals 2 and 3 and for “3 Years” with respect to Proposal 4. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2010 Annual Report to Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Lehman and Robert B. Mahoney as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Noranda Aluminum Holding Corporation held of record by the undersigned as of March 11, 2011, at the Annual Meeting of Stockholders to be held at the Warwick New York Hotel located at 65 West 54th Street, New York, New York 10019, on May 10, 2011, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)